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                                                                  EXHIBIT 3.1(g)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               PHON-NET.COM, INC.

         Pursuant to the Business Corporation Act of the State of Florida, the undersigned President of Phon-Net.Com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("FBCA") bearing Document P97000004369 does hereby certify:

         FIRST: That pursuant to a Written Consent of the Board of Directors dated April 24, 2001, the Board of Directors approved the following amendment to the Corporation's Articles of Incorporation effecting an increase in the number of shares of capital stock the Corporation is authorized to issue.

         SECOND: Article IV of the Articles of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares of stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be 27,000,000 shares of capital stock, consisting of: (a) 25,000,000 shares of Common Stock having a par value of $.005 per share, and (b) 2,000,000 shares of Preferred Stock, having a par value of $.05 per share. Shareholders of the Corporation shall not be entitled to pre-emptive rights and shall not be entitled to cumulative voting rights.

         The Preferred Stock may be issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The foregoing amendment was adopted, pursuant to the FBCA, by all of the Corporation's Directors and holders of the Corporation's Common Stock evidencing in excess of a majority of the total issued and outstanding capital stock of the Corporation entitled to vote, pursuant to written consent dated April 24, 2001. Therefore, the number of votes cast by the Shareholders of the Corporation for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, said Corporation has caused these Articles of Amendment to be signed in its name by its President on April 24, 2001.



                                        /s/ Brian Collins
                                        ----------------------------------------
                                        Brian Collins, President